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                                                                    EXHIBIT 21.1

CHARTER COMMUNICATIONS HOLDINGS, LLC AND CHARTER COMMUNICATIONS HOLDINGS CAPITAL
                                  CORPORATION
                          SUBSIDIARIES OF REGISTRANTS




CC Michigan, LLC
CC New England, LLC
CC V Holdings, LLC
CC VI Holdings, LLC
CC VI Operating, LLC
CC VII, LLC
CC VIII Holdings, LLC
CC VIII Operating, LLC
CC VIII, LLC
CCG VIII, LLC
Charter Cable Operating Company, LLC
Charter Communications Entertainment I, LLC
Charter Communications Entertainment II, LLC
Charter Communications Entertainment, LLC
Charter Communications Operating, LLC
Charter Communications VI, LLC
Charter Communications VII, LLC
Charter Communications, LLC
Falcon Cable Communications, LLC


All of the above listed subsidiaries of the registrants were duly formed under the laws of the State of Delaware.